Consent of auditors, Cordovano and Honeck, LLP
EX-23.17

Steven Morse, Esq.
Morse & Morse, PLLC
1400 Old Country Road, Suite 320
Westbury, NY 11590
516-487-1446
516-487-1452/fax
morgold@aol.com

EXHIBIT 5.7

Board of Directors

October 3, 2006

BlastGard International, Inc.

12900 Automobile Blvd., Suite D

Clearwater, Florida 33762

 Re:

Opinion of Counsel

Registration Statement on Form SB-2

Gentlemen:

You have requested our opinion, as counsel for BlastGard International, Inc., a Colorado corporation (the “Company”), in connection with a registration statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933, as amended, filed by the Company with the Securities and Exchange Commission for the sale of 3,577,400 shares (the “Registered Shares”) of common stock, $.001 par value (the “Common Stock”), by the selling security holders named in the Registration Statement, including the following:

•

1,560,000 shares of common stock issuable upon the exercise of 1,200,000 Class D common stock purchase warrants held by certain selling security holders at an exercise price of $1.50 per share, including 360,000 shares for anti-dilution purposes;

•

780,000 shares of common stock issuable upon the exercise of 600,000 Class E common stock purchase warrants held by certain selling security holders at an exercise price of $2.00 per share, including 180,000 shares for anti-dilution purposes;

•

320,600 shares of common stock issuable pursuant to the anti-dilution provisions of the Class F Warrants held by certain selling security holders at an exercise price of $.75 per share;

•

360,000 shares of common stock issuable pursuant to the anti-dilution provisions of the Class C Warrants held by certain selling security holders at an exercise price of $1.00 per share; and

•

556,800 shares pursuant to the anti-dilution provisions contained in certain notes.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing and in reliance thereon, we are of the opinion that 3,577,400 shares of common stock issuable upon exercise of the warrants and upon conversion of the notes will be, when issued in the manner described in the Registration Statement, duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We hereby further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Sincerely,

/s/ MORSE & MORSE, PLLC